Exhibit 10.5

Purchase and Sales Contract

Supplier:	Contract number:
Buyer:	Signing time:
Signing location:

Through friendly negotiations between the supplier and the buyer, the following agreement has been reached regarding the supply of purified terephthalic acid from the supplier to the buyer:

1. Product name, quantity, and amount

Product name	Grade	County of origin	Quantity (ton)	Unit price including tax (yuan/ton)	Amount excluding tax (yuan)	Tax amount (yuan)	Total amount including tax (yuan)	Delivery (pick- up) time and quantity
Purified terephthalic acid (PTA)	High-class	China

Total RMB amount (in words):

2. Quality standard: National standard high-class products. If there are any quality objections, the purchaser shall raise them in writing to the supplier within seven days after receiving the goods, and provide written inspection documents with legal objections. The supplier shall be responsible for quality for a period of seven days from the date of shipment.

3. Delivery method: The supplier shall deliver at ______

4. Packaging standard: Packaging from the country of origin, ____ kilograms per package, packaging materials are not recyclable. The weighing shall be based on the supplier’s weighing, with an allowable error of plus or minus 0.3%.

5. Acceptance criteria, methods, and deadline for raising objections: The buyer shall inspect the quantity on the day of delivery. If there are any objections, they shall be raised on the day after delivery, and the supplier and the buyer shall negotiate and resolve the issue. Otherwise, it shall be deemed that there are no objections.

6. Settlement method and deadline: Bank wire transfer. The supplier shall transfer the ownership of the goods to the buyer before______, and the buyer shall pay the full amount to the supplier. The storage fee shall be exempt for 7 days from the date of transfer of ownership, and the overdue storage fee shall be borne by the buyer. The supplier shall issue a full-amount value-added tax special invoice to the buyer in the month of contract signing.

7. Liability for breach of contract: Any violation of any provision of this contract shall be deemed a breach of contract, and the non-breaching party shall have the right to unilaterally terminate the contract. The breaching party shall pay a one-time penalty of 20% of the amount of the unfulfilled or delayed performance of the contract to the non-breaching party. If the non-breaching party’s loss exceeds the penalty, the breaching party shall also compensate the non-breaching party according to the actual loss amount. At the same time, the defaulting party shall bear the reasonable expenses incurred by the non-breaching party in exercising its rights under this contract, including but not limited to attorney’s fees, agency fees, travel expenses, litigation fees, notarization fees, etc.

8. The method of resolving contract disputes: Both parties shall negotiate to resolve disputes. If the negotiation fails, either party may file a lawsuit with the people’s court where the plaintiff is located for resolution.

9. Confidentiality clause: Both the supplier and the buyer have an obligation to keep confidential the trade secrets of both parties.

10. Disclaimer: If either party is unable to perform the contract due to force majeure (natural disasters, wars, strikes, riots, railway interruptions, major production accidents, etc.), they shall notify the other party in a timely manner within the effective time and be partially or completely exempted from liability based on the impact of the force majeure.

11. Other agreed matters: This contract is made in duplicate, with each party holding one copy. The faxed and scanned copies of the contract shall have the same legal effect as the original. This contract shall be established and come into effect after being stamped by both parties.

Supplier	Buyer

Unit name (seal):	Unit name (seal):

Phone:	Phone:

Fax:	Fax: